Exhibit 99.1

PowerUp Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

New York, NY, February 17, 2022

PowerUp Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units will be listed on the Nasdaq Global Market (“Nasdaq”), begin trading on February 18, 2022, and trade under the ticker symbol “PWUPU”. Each unit consists of one Class A ordinary share and one-half of one warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “PWUP” and “PWUPW,” respectively.

The offering is expected to close on February 23, 2022, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to identify and acquire a business within the interactive media, digital media, sports, entertainment, and/or leisure, with a particular focus on video gaming, gaming adjacent, and new metaverse video gaming businesses. The management team is led by Bruce Hack, Jack Tretton, Michael Olson and Gabriel Schillinger. Mike Vorhaus serves as senior advisor.

Citigroup Global Markets Inc. is acting as sole book-running manager for the offering and Odeon Capital Group, LLC is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

The registration statement relating to these securities became effective on February 17, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the closing of such offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Investor Contact:

Gabriel Schillinger

President, PowerUp Acquisition Corporation

(347) 313-8109

Email: gs@powerupacq.com

PR Contact
Tom Ohle

Evolve PR Inc.
(778) 677-6342
Email: tom@evolve-pr.com